Exhibit 3.7

State of Delaware Secretary of State Division of Corporations Delivered 09:48 AM 03/30/2006 FILED 09:48 AM 03/30/2006 SRV 060300813 – 2790614 FILE

STATE of DELAWARE

CERTIFICATE of AMENDMENT of

CERTIFICATE of INCORPORATION

of FORTUNE ENTERTAINMENT CORPORATION

Fortune Entertainment Corporation (the “Corporation”) a corporation organized and existing under and by virtue of the Delaware General Corporation Law (“DGCL”) does hereby certify:

FIRST: That the Board of Directors of the Corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of the Corporation:

“RESOLVED, that, to effectuate the Reverse Stock Split and Increase in Authorized Shares, Article Fourth of the Certificate of Incorporation, as amended and in effect on the date hereof (the “Certificate of Incorporation”), be amended by adding the following paragraphs thereto:

“Upon this Certificate of Amendment to the Certificate of Incorporation of the Corporation becoming effective in accordance with the General Corporation Law of the State of Delaware (the “Effective Date”), each twenty (20) shares of Common Stock, par value $.0001 per share (“Old Common Stock”), of the Corporation issued and outstanding immediately prior to the Effective Date shall be, without any action of the holder thereof, automatically reclassified as and converted into one (1) share of Common Stock, par value $.0001 per share (“New Common Stock”), of the Corporation.

Notwithstanding the immediately preceding paragraph, no fractional shares of New Common Stock shall be issued to the holders of record of Old Common Stock in connection with the foregoing reclassification of shares of Old Common Stock, and no certificates or scrip representing any such fractional shares shall be issued. In lieu of such fraction of a share, any holder of such fractional share shall be entitled to receive one whole share of the New Common Stock.

Each stock certificate that, immediately prior to the Effective Date, represented shares of Old Common Stock shall, from and after the Effective Date, automatically and without the necessity of presenting the same for exchange, represent that number of whole shares of New Common Stock into which the shares of Old Common Stock represented by such certificate shall have been reclassified. A letter of transmittal will provide the means by which each holder of record of a certificate that represented shares of Old Common Stock shall receive, upon surrender of such certificate, a new certificate representing the number of whole shares of New Common Stock into which the shares of Old

Common Stock represented by such certificate shall have been reclassified.

As of the Effective Date, the total number of shares which the Corporation shall have authority to issue is 205,000,000 shares of Capital Stock, which shall be divided into 200,000,000 shares of New Common Stock, par value $.0001 per share, and 5,000,000 shares of Preferred Stock, par value $.0001 per share.”

“RESOLVED, that, to effectuate the Name Change, Article I of the Certificate of Incorporation, as amended and in effect on the date hereof (the “Certificate of Incorporation”), be amended and restated in its entirety as follows: “The name of the Corporation shall be WT Holdings Corporation.”

SECOND: That in lieu of a meeting and vote of the stockholders of the Corporation, a majority of the holders of the Corporation’s Common Stock, voting as a class, have given their written consent to said amendments in accordance with the provisions of Section 228 of the DGCL, and written notice of the adoption of the amendments has been given as provided in Section 228 of the DGCL to every stockholder entitled to such notice.

THIRD: That the foregoing amendments of the Certificate of Incorporation were duly adopted in accordance with the provisions of Section 242 of the DGCL.

[Remainder of Page Intentionally Left Blank. Signature Page Follows.]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed by a duly authorized officer on this 20th day of March, 2006.

FORTUNE ENTERTAINMENT CORPORATION

By:	/s/ Ke Huang
Ke Huang Chief Executive Officer

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